UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 15, 2007

LOWE'S COMPANIES, INC.
(Exact name of registrant as specified in its charter)

North Carolina	1-7898	56-0578072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Lowe's Blvd., Mooresville, NC	28117
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(704) 758-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 15, 2007, Lowe’s Companies, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Amended Facility”) with Bank of America, N.A., Wachovia Bank, National Association, JPMorgan Chase Bank, N.A., SunTrust Bank, US Bank, National Association, Merrill Lynch Bank USA and the other lenders party thereto. The Amended Facility amends and restates the credit agreement dated July 30, 2004, which provided for a revolving credit facility of up to $1 billion. The Amended Facility extends the maturity date to June 15, 2012 and provides for a revolving credit facility in the amount of $1.75 billion, which includes a letter of credit sub-facility of up to $500 million and a swingline sub-facility of up to $250 million. Borrowings are unsecured and priced based upon market conditions at the time of funding. The Amended Facility contains certain restrictive covenants, which include maintenance of a specified debt leverage ratio, borrowing rates that are more favorable than those available under the original credit agreement and permits the Company to increase the total commitments available under the Amended Facility up to $2.25 billion under certain conditions. No borrowings are currently outstanding under the Amended Facility.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The disclosure required by this item and contained elsewhere in this Form 8-K is incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOWE'S COMPANIES, INC.

Date: June 21, 2007	By:	/s/ Matthew V. Hollifield
Matthew V. Hollifield Senior Vice President and Chief Accounting Officer